                                                           EXHIBIT 11

                           BUCKEYE PARTNERS, L.P.
                      COMPUTATION OF EARNINGS PER UNIT
            (In thousands, except for Units and per Unit amounts)
                                 (Unaudited)


                                       Quarter Ended          Nine Months Ended
                                       September 30,             September 30,
                                  ----------------------  ----------------------
                                      1997        1996        1997       1996
                                     ------      ------      ------     ------
Net Income                          $ 12,730    $ 12,017    $ 35,637    $ 33,934

Primary earnings per Unit
  Net income                        $   0.98    $   0.99    $   2.86    $   2.78

Fully-diluted earnings per Unit
 Net income                         $   0.98    $   0.99    $   2.86    $   2.78

Weighted average number of
 Units outstanding:
 Units outstanding at Sept. 30    12,894,686  12,177,799  12,426,356  12,170,470
 Exercise of Options reduced by
  the number of Units purchased
  with proceeds (Primary)             40,883      16,726      32,901      18,737
                                  ----------  ----------  ----------  ----------
Total Units outstanding -Primary  12,935,569  12,194,525  12,459,257  12,189,207
                                  ==========  ==========  ==========  ==========


 Units outstanding at Sept. 30    12,894,686  12,177,799  12,426,356  12,170,470
 Exercise of Options reduced by
  the number  of Units purchased
  with proceeds (fully-diluted)       40,887      18,808      42,890      21,826
                                  ----------  ----------  ----------   ---------
Total Units outstanding-
 Fully-diluted                    12,935,573  12,196,607  12,469,246  12,192,296
                                  ==========  ==========  ==========  ==========


Although not required to be presented in the income statement under provisions APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).